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Symetra Life Insurance Company
[777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135]
[Mail to: PO Box 674420 | Houston, TX 77267-4420]
[Phone 1-800-796-3872 | www.symetra.com]
[Symetra Product Name]
This is a legal Contract between the Owner(s) (referred to in the Contract as "you" and "your" and “Owner”) and Symetra Life
Insurance Company (referred to in the Contract as "Symetra Life", "our", "us", and "we"). Symetra Life is a stock life insurance company with its Home Office in Bellevue, Washington.
The Contract is issued in consideration of the application and payment of the Purchase Payment. Symetra Life will make
Annuity Payments to the Payee (you or someone you choose), beginning on the Annuity Date, or pay a death benefit to your
Beneficiary(ies), subject to the terms of the Contract.
IMPORTANT
YOU HAVE PURCHASED AN ANNUITY CONTRACT. CAREFULLY REVIEW IT FOR LIMITATIONS.
FREE LOOK PROVISION – RIGHT TO CANCEL
This Contract may be returned for any reason within [10] days ([30] days if this is a replacement Contract) after you receive it by mailing or delivering the Contract to either us or the insurance producer who sold it. [During the Right to
Cancel period, your purchase payment will be placed in the Fixed Holding Account unless you directed us otherwise on the application.] Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid.
We will promptly refund your Purchase Payment less any withdrawals under the Contract as of the Business Day we receive your Contract.
VALUES AND DETERMINATION OF ANNUITY PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON
THE VALUE OF THE INDEX ACCOUNT OPTIONS, ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE
NOT GUARANTEED.
There is a risk of loss, and loss may be greater if withdrawal, death, annuitization, transfer, or surrender occurs before the end of the Interest Term; Gains may be limited and are not guaranteed; While the Contract Values may be affected by an external index or indices, the Contract Owner does not directly participate in any stock or equity investment; The Interim Value may reflect a negative return even if the Index increases, may reflect a positive return even if the Index decreases, and may be lower than the amount available at the end of the
Interest Term.
[THIS CONTRACT INCLUDES A MARKET VALUE ADJUSTMENT (MVA) FEATURE. THIS FEATURE MAY RESULT
IN AN UPWARD OR DOWNWARD ADJUSTMENT ON WITHDRAWALS OF THE CONTRACT VALUE, DEATH
BENEFIT, OR AMOUNTS AVAILABLE FOR ANNUITIZATION, AS APPLICABLE.]
INDIVIDUAL SINGLE PREMIUM DEFERRED INDEX-LINKED VARIABLE ANNUITY CONTRACT
THIS CONTRACT CONTAINS A GUARANTEED MINIMUM DEATH BENEFIT PROVISION
THIS CONTRACT CONTAINS A BENEFIT WAIVING SURRENDER CHARGES
NONPARTICIPATING
Signed for Symetra Life Insurance Company, at its Bellevue, Washington office on the Contract Date.
[Margaret A. Meister][Jacqueline M. Veneziani]
[President][Secretary]
IF YOU HAVE ANY QUESTIONS, COMMENTS OR COMPLAINTS,
PLEASE CONTACT SYMETRA AT [1-800-796-3872].
SYMETRA LIFE INSURANCE COMPANY
[RSC-0574 FP 2/26]
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TABLE OF CONTENTS
CONTRACT DATA PAGE[1]
DEFINITIONS[4]
Accumulation Phase[4]
Adjusted Index Return[4]
Allocation Date[4]
Annuitant[4]
Annuity Date[4]
Annuity Payments[4]
Base Value[4]
Beneficiary[4]
Business Day[4]
Cash Surrender Value[4]
Contract[4]
Contract Anniversary[4]
Contract Date[4]
Contract Value[4]
Contract Year[4]
Crediting Method[4]
Death Benefit[4]
Fixed Account[5]
Fixed Account Value[5]
Fixed Holding Account[5]
General Account[5]
Home Office[5]
Income Phase[5]
Index[5]
Index Return[5]
Index Value[5]
Indexed Account[5]
Indexed Account Charge[5]
Indexed Account Value[5]
Indexed Interest[5]
Interest Term[5]
Interest Term Year[5]
Interim Value[5]
Owner[5]
Payee[5]
Purchase Payment[5]
Separate Account[6]
Surrender Charge[6]
Surrender Charge Period[6]
Transfer Notice Deadline[6]
THE ANNUITY CONTRACT[6]
ABOUT THE CONTRACT[6]
Purchase Payment[6]
OWNER[6]
ANNUITANT[6]
BENEFICIARY[6]
CONTRACT VALUE AND INTEREST CREDITING[7]
FIXED HOLDING ACCOUNT[7]
ALLOCATION[7]
Interest Term[7]
Interest Term Year[7]
[RSC-0574 2/26]
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FIXED ACCOUNT[7]
Fixed Account Value[7]
INDEXED ACCOUNT(S)[7]
Indexed Account Value[7]
Indexed Account Charge[8]
Discontinuation or Substantial Change to an Index[8]
TRANSFERS[8]
CASH SURRENDER VALUE[8]
INTERIM VALUE[8]
WITHDRAWALS[8]
WITHDRAWALS[8]
WITHDRAWAL RESTRICTIONS[8]
CHARGES AND TAXES[9]
SURRENDER CHARGE[9]
WAIVER OF CHARGES[9]
Free Withdrawal Amount[9]
Repetitive Withdrawals and Annuity Payments[9]
INDEXED ACCOUNT CHARGE[9]
MINIMUM VALUES[10]
INCOME OR OTHER TAXES[10]
ANNUITY PAYMENTS[10]
ANNUITIZATION AGE[10]
INCOME PHASE[10]
Annuity Options[10]
Life Annuity[10]
Life Annuity with Guaranteed Period[10]
Joint and Survivor Life Annuity[10]
Joint and Survivor Life Annuity with Guaranteed Period[11]
Automatic Option[11]
CALCULATION OF ANNUITY PAYMENTS[11]
DEATH BENEFIT[11]
DEATH BENEFIT PROVISIONS[11]
Death Benefit[11]
Interest on Death Benefit[11]
DEATH OF ANNUITANT Prior To The Annuity Date[11]
DEATH OF OWNER Prior To The Annuity Date[11]
Payment of Death Benefit[12]
DEATH OF ANNUITANT On Or After The Annuity Date[12]
DEATH OF OWNER On Or After The Annuity Date[12]
GENERAL PROVISIONS[12]
ACCOUNT STATEMENTS[12]
ASSIGNMENT OF BENEFITS[13]
COMMUNICATIONS[13]
CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS[13]
CONTRACT AMENDMENTS[13]
ENTIRE CONTRACT[13]
ESSENTIAL DATA[13]
EVIDENCE OF SURVIVAL[13]
INCONTESTABILITY[13]
JURISDICTION[14]
MISSTATEMENT OF AGE OR SEX[14]
NONPARTICIPATION[14]
SEPARATE ACCOUNT[14]
SUSPENSION OF PAYMENTS OR TRANSFERS[14]
SUSPENSION OF WITHDRAWALS[14]
TERMINATION OF CONTRACT[14]
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DEFINITIONS
Accumulation Phase: The period beginning on the Contract Date shown on your Contract data page and ending on the Annuity Date.
Adjusted Index Return: The Index Return as adjusted by the Crediting Method described in an Indexed Account endorsement.
Allocation Date: The date when the Purchase Payment is allocated to the Fixed Account or one or more Indexed
Account(s) for the initial Interest Term. The Allocation Date is shown on your Contract data page. If this date is not a
Business Day, the allocation will occur on the next Business Day.
Annuitant: The natural person(s) on whose life (or lives) Annuity Payments under the Contract are based and is shown on your Contract data page. You are the Annuitant unless you designate someone else before the Annuity
Date. If there is a joint Annuitant, the term Annuitant as used in the Contract includes the joint Annuitant named on the application, unless changed.
Annuity Date: The date that the Income Phase begins.
Annuity Payments: A series of periodic payments under the Contract that begins on the Annuity Date and continues for a specified period of time.
Base Value: For each Indexed Account in which you are allocated to, your Base Value is an amount used to calculate (i) your Indexed Account Value on the first Business Day of the Interest Term; (ii) your Interim Value on each other Business Day of the Interest Term (except the last Business Day); and (iii) your Indexed Interest on the last Business Day of the Interest Term. Your Base Value is not a cash value under the Contract.
Beneficiary: The person(s) or entity (or entities), designated by the Owner(s) to receive the Death Benefit.
Business Day: Any day that the New York Stock Exchange (“NYSE”) is open for regular trading. A Business Day ends at the same time that regular trading on the NYSE closes (typically, 4:00 pm Eastern Time).
Cash Surrender Value: The Cash Surrender Value before Annuity Payments begin equals the Contract Value, plus or minus any applicable Market Value Adjustment (MVA), minus any Surrender Charges and any applicable taxes payable by us and not previously deducted.
Contract: This single premium deferred index-linked annuity that is an agreement between Symetra Life and you, as the Owner.
Contract Anniversary: Any calendar year anniversary of the Contract Date.
Contract Date: The first Business Day that the Contract is in force and the date from which we measure the Contract
Anniversaries and Contract Years. The Contract Date is shown on your Contract data page.
Contract Value: Prior to the Allocation Date, the Contract Value is equal to the Fixed Holding Account value. On or after the Allocation Date, the Contract Value is equal to the Fixed Account Value plus the sum of the Indexed
Account Values.
Contract Year: The 12-month period starting on the Contract Date and each anniversary of your Contract Date while the Contract remains in force.
Crediting Method: The method used to calculate the Indexed Interest for an Indexed Account at the end of the
Interest Term as described in the applicable Indexed Account endorsement(s).
Death Benefit: The greater of (a) the Contract Value; or (b) the Purchase Payment reduced proportionally by the percentage reduction in the Indexed Account Value(s) and the Fixed Account Value for each partial withdrawal.
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Fixed Account: An account option in the Contract that provides for interest that is compounded daily and is subject to a guaranteed minimum interest rate as described in the Fixed Account endorsement.
Fixed Account Value: The Fixed Account Value is equal to the Purchase Payment amount initially allocated to the
Fixed Account or the Fixed Account Value on the most recent Contract Anniversary, whichever is applicable, including any transfers, plus any interest credited by us less any withdrawals taken including any Surrender Charges and less any other applicable fees.
Fixed Holding Account: The account in which your Purchase Payment is held until the Allocation Date. The Fixed
Holding Account provides for guaranteed interest, subject to the Fixed Account guaranteed minimum interest rate.
General Account: The account that holds all assets of Symetra Life including all assets held in the Fixed Holding
Account, the Fixed Account, and the Separate Account.
Home Office: Our address as shown on your Contract data page where communications must be sent.
Income Phase: The period beginning on the Annuity Date during which the Payee receives Annuity Payments.
Index: The benchmark designed to track the performance of a defined portfolio of securities.  The market index is used to determine the Index Return for an Indexed Account.
Index Return: The change in the Index Value during the Interest Term before any applicable Crediting Method adjustment as described in an Indexed Account endorsement.
Index Value: The closing value of the Index on any Business Day. If an Index Value is not published for a Business
Day, we will use the closing Index Value from the next Business Day.
Indexed Account: A portion of Contract Value that can be either increased or decreased by the performance of an
Index. Indexed Accounts are described in Indexed Account endorsements to your Contract.
Indexed Account Charge: For Indexed Accounts, the Indexed Account Charge, if applicable, is an amount deducted from the Indexed Account Value for each Interest Term.
Indexed Account Value: The Indexed Account Value is equal to the Interim Value less any Indexed Account
Charge on any Business Day except the first and last day of the Interest Term. On the first day of the Interest Term the Indexed Account Value equals the Base Value. On the last Business Day of the Interest Term, the Indexed
Account Value equals the Base Value multiplied by the sum of 1 plus the Adjusted Index Return, less any Indexed
Account Charge.
Indexed Interest: The dollar amount of interest credited, either positive, negative, or equal to zero, to an Indexed
Account at the end of an Interest Term.
Interest Term: For the Fixed Account, the period shown in the Fixed Account endorsement over which interest is credited at a specified declared rate. For any Indexed Account, the period in the Indexed Account endorsement over which performance of an Index is measured to determine Indexed Interest.
Interest Term Year: A 12-month period beginning on the Allocation Date or any anniversary of your Allocation Date.
Interest Term Years begin and end on the same calendar day of the month that is closest to an anniversary of your
Allocation Date.
Interim Value: The Interim Value represents the daily value of the underlying hypothetical instruments of an Indexed
Account. This value is used in calculating your Indexed Account Value on any Business Day during an Interest Term except the first and last Business Days of the Interest Term.
Owner: The person(s) or legal entity named on the Contract application, unless changed. The Owner is entitled to exercise all rights and privileges under the Contract. If there is a joint Owner, the term Owner as used in the Contract includes the joint Owner named on the application, unless changed.
Payee: The person(s) or entity (or entities) designated by you to receive Annuity Payments during the Income Phase.
You are the Payee unless you designate another person or an entity as the Payee.
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Purchase Payment: The single premium paid to us under the Contract, less any applicable taxes due at the time this payment is made.
Separate Account: The Separate Account as shown on your Contract data page.
Surrender Charge: The percentage by which we may reduce your Contract Value when you take a withdrawal during the Surrender Charge Period. The Surrender Charge percentage and Surrender Charge Period are shown in your
Contract data page.
Surrender Charge Period: The Contract Years during which the Surrender Charge exceeds 0%. After the Surrender
Charge Period, no Surrender Charge applies.
Transfer Notice Deadline: The number of Business Days prior to the end of the Interest Term, as shown on your
Contract data page, by which we must receive any transfer instructions.
THE ANNUITY CONTRACT
ABOUT THE CONTRACT
The Contract is an agreement between Symetra Life and you, the Owner, where we promise to pay the Payee (you or someone you choose) an income in the form of Annuity Payments, beginning on the date you select, or a Death
Benefit.
Purchase Payment
You purchased the Contract with the Purchase Payment you paid, and the Contract became effective on the Contract
Date as shown on your Contract data page. The Purchase Payment is shown on your Contract data page.
We reserve the right to reject any Purchase Payment that exceeds $1 million.
The Purchase Payment must be in lawful currency of the United States and submitted to our Home Office, or in a manner agreed to by us. The Purchase Payment is subject to acceptance and approval by Symetra Life. If we do not accept a Purchase Payment, we will return it to you.
OWNER
On the Contract Date, the Owner(s) must not have exceeded the maximum issue age as shown on your Contract data page. If the Contract is owned by joint Owners, the signatures of both Owners are needed to exercise rights under the Contract, unless we are directed otherwise by both joint Owners in writing. An Owner who is a non-natural person (for example, a corporation or a trust) may not name a joint Owner.
Ownership changes may be requested by sending us a signed and dated request. We reserve the right to refuse our consent to any ownership change request or assignment for the purpose of satisfying applicable laws or regulations.
See “Assignment of Benefits” below.
If you designate someone else as Owner, that person must not have exceeded the maximum issue age on the
Contract Date. Unless you specify otherwise, a change of ownership is effective as of the date you signed the request of change, subject to any payments made or actions we may take prior to receipt of the request.
ANNUITANT
You may change the Annuitant by sending us a signed and dated request. Any change of Annuitant designation is effective as of the date you signed the request of change, subject to any payments made or actions we may take prior to receipt of the request. If you designate someone else as Annuitant, that person must not have exceeded the maximum issue age on the Contract Date, and cannot exceed the maximum annuitization age, as shown on your
Contract data page, when Annuity Payments begin.
An Owner that is a non-natural person (for example, a corporation or a trust) may not change the Annuitant.
BENEFICIARY
The Beneficiary receives any Death Benefit payable in accordance with the provisions of the Contract. You initially name your Beneficiary(ies) on the application.
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You may change your Beneficiary designation at any time by sending us a signed and dated request. However, if a
Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. Unless you specify otherwise, a change in Beneficiary designation is effective as of the date you signed the request of change, subject to any payments made or actions we may take prior to receipt of the request. A new Beneficiary designation revokes any prior designation. We are not responsible for the validity of any Beneficiary designation.
CONTRACT VALUE AND INTEREST CREDITING
FIXED HOLDING ACCOUNT
On the Contract Date, the Purchase Payment, less any applicable taxes, will be allocated to the Fixed Holding
Account.  The Purchase Payment and all interest credited to your Contract Value will remain in the Fixed Holding
Account for a minimum of  7 calendar days. This amount will earn interest at a rate equivalent to the Fixed Holding
Account interest rate until the Allocation Date. The Fixed Holding Account interest rate will never be less than the
Fixed Account guaranteed minimum interest rate as specified in the Fixed Account endorsement. The Fixed
Holding Account is part of our General Account.
ALLOCATION
On the Allocation Date, the Contract Value will be allocated between the Fixed Account and the Indexed Account(s)
according to the percentages you specified on your application.
Interest Term
The initial Interest Term begins on the Allocation Date and ends on the same calendar day of the month that is closest to an anniversary of your Allocation Date. Subsequent Interest Terms are consecutive and will also begin and end on the same calendar day of the month that is closest to an anniversary of your Allocation Date. If any of those days are not Business Days, the beginning and/or ending dates will be the next Business Day. The lengths of the
Interest Terms are shown in the Indexed Account and Fixed Account endorsements. Not all accounts have the same
Interest Term.
Interest Term Year
The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the same calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the same calendar day of the month that is closest to an anniversary of your Allocation Date. If any of those days are not Business Days, we will use the next Business Day. Not all
Interest Terms will have the same number of Interest Term Years.
FIXED ACCOUNT
The Contract provides one Fixed Account as shown in the Fixed Account endorsement attached to this Contract.
Any portion of the Contract Value allocated to the Fixed Account after the Allocation Date will earn interest at the fixed account interest rate. The Fixed Account is part of our General Account. The fixed account interest rate will not be less than the guaranteed minimum interest rate as specified in the Fixed Account endorsement.
Fixed Account Value
After the Allocation Date, the Fixed Account Value equals: the portion of the Contract Value allocated to the Fixed
Account on the Allocation Date; plus any amount transferred into the Fixed Account from any Indexed Account;
minus any subsequent deductions for withdrawals, any Surrender Charge, or applicable taxes; minus any amount subsequently transferred out of the Fixed Account to an Indexed Account; plus any fixed interest credited by us.
INDEXED ACCOUNT(S)
The Contract provides one or more Indexed Accounts. An Indexed Account is comprised of an associated Index, a
Crediting Method, and an Interest Term. The Index(es), Crediting Methods, and Interest Terms available on the
Contract Date are shown in Indexed Account endorsements attached to this Contract.
We reserve the right to offer any combination of Indexed Accounts. We reserve the right to add or remove any Index and/or Indexed Account subject to any necessary regulatory approvals. After the Surrender Charge Period, we reserve the right to offer only a Fixed Account option.
Indexed Account Value
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The Indexed Account Value is equal to the Interim Value, less any Indexed Account Charges, on any Business Day except the first and last day of the Interest Term. On the first day of the Interest Term the Indexed Account Value equals the Base Value. On the last day of the Interest Term, the Indexed Account Value equals the Base Value multiplied by the sum of 1 plus the Adjusted Index Return, less any Indexed Account Charges.
The Indexed Account Value, including subtraction of any charges, is the amount available in the Indexed
Accounts for partial or full withdrawals, annuitization, and Death Benefit.
Indexed Account Charge
The Indexed Account Charge is an amount deducted from the Indexed Account Value for each Interest Term. The charge rate will not change while the Contract remains in force.
Not all Indexed Accounts have an Indexed Account Charge. Your Indexed Account endorsement(s) show which
Indexed Accounts have an Indexed Account Charge.
Discontinuation or Substantial Change to an Index
If any Index is discontinued, if the calculation of any Index is changed substantially, we lose the license or permission to use an Index, or if we are not able to hedge risks associated with the index, or similar conditions occur, we reserve the right to substitute a comparable Index. We will seek approval from the Interstate Insurance Product Regulation
Commission (IIPRC) and give you written notice of any substitutions.
TRANSFERS
At the end of each Interest Term, you may elect to transfer your Contract Value between the Fixed Account and any
Indexed Account(s), or between Indexed Account(s), to begin a new Interest Term. If the Return Lock feature is exercised, you may elect to transfer any portion of the Indexed Account Value subject to the Return Lock at the end of each Interest Term Year remaining in the Interest Term.
To be effective, any transfer request must be received by the Transfer Notice Deadline, as shown on your Contract data page. We will accept transfer requests in writing, or at our discretion, by telephone, or if available, electronically.
Transfers made at the end of the Interest Term will be effective at the end of the Interest Term after any applicable interest is credited. Transfers made at the end of an Interest Term Year will be effective at the end of the Interest Term
Year. We will not be liable for any failure to question or challenge such request for transfer as long as there is a valid authorization on record.
If we do not receive a transfer request from you by the Transfer Notice Deadline your allocations will remain the same and no transfers will occur.
If we do not receive a transfer request from you by the Transfer Notice Deadline and you are allocated to  an Indexed account that is no longer offered, any amount in that Indexed Account will be transferred to the  1-year 100% Buffer
Indexed Account tied to the same Index as your previous allocation. If that option is not available, your indexed account value will be transferred to the Fixed Account.
The value of any Indexed Account must be at least $2,000. If any transfer reduces an Indexed Account Value to less than $2,000, that entire Indexed Account Value will be transferred to the Fixed Account.
We may reject any transfer request to the extent that it would result in less than $2,000 being allocated under your
Contract to the Indexed Account receiving the reallocated Contract Value.
CASH SURRENDER VALUE
The Cash Surrender Value before Annuity Payments begin equals the Contract Value plus or minus any Market
Value Adjustment (MVA), minus any Surrender Charge and any applicable taxes payable by us and not previously deducted.
If an MVA is applicable to this Contract, provisions explaining how the MVA is calculated can be found in the MVA endorsement attached to this Contract.
INTERIM VALUE
If you choose to allocate amounts to an Indexed Account, Indexed Interest will not be credited to your Contract Value until the end of the Interest Term. On each Business Day of the Interest Term, other than the first and last day, we determine the
Indexed Account Value for each Indexed Account by calculating its Interim Value. The Interim Value is the value of the
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Indexed Account, excluding any applicable Indexed Account Charges, between the first and last day of the Interest Term. The
Interim Value may change each Business Day and this change may be either positive, negative or zero.
The method in which we calculate the Interim Value for Indexed Accounts varies depending upon the Crediting Method of the Indexed Account. Please refer to the Interim Value endorsement for a description of how the calculation is performed and a description of the hypothetical option sets applicable to the Crediting Methods applicable in your Contract.
WITHDRAWALS
WITHDRAWALS
At or prior to the commencement of the Income Phase, you may withdraw all or part of your Contract Value by sending a request to our Home Office. A withdrawal may have a Surrender Charge and MVA. If your Contract has an
MVA, it is described on an endorsement attached to this Contract.
If you withdraw all of your Contract Value, all benefits under the Contract will terminate. If you withdraw part of your
Contract Value the withdrawal will be deducted pro-rata from the Fixed Account and the Indexed Account(s) unless you tell us otherwise.
WITHDRAWAL RESTRICTIONS
Each withdrawal must be at least equal to the minimum withdrawal amount shown on your Contract data page. If any withdrawal would reduce the Contract Value to less than $2,000, the remaining balance will also be withdrawn and the Contract will be terminated.
CHARGES AND TAXES
The following charges may apply to your Contract:
SURRENDER CHARGE
A Surrender Charge may be assessed on withdrawals from your Contract Value. The charge is a percentage of the amount of the Contract Value withdrawn. The Surrender Charge schedule is shown on your Contract data page.
WAIVER OF CHARGES
The following “Waiver of Charges” section describes waivers that may apply to your Contract.
Free Withdrawal Amount
After the Allocation Date, each Interest Term Year you may withdraw without Surrender Charge the greater of (1) or
(2) below.
(1) The free withdrawal percentage of the Contract Value as of the beginning of the current Interest Term Year.
The free withdrawal percentage is shown on the Contract data page. If you take more than one withdrawal in an Interest Term Year, the previous withdrawals during the Interest Term Year are taken into account to determine whether more than the free withdrawal percentage has been withdrawn in that Interest
Term Year.
(2) The accumulated interest earned in the Contract less any accumulated interest withdrawn previously as of the beginning of the current Interest Term Year.
Repetitive Withdrawals and Annuity Payments
Surrender Charges and any applicable MVA will not be assessed on repetitive withdrawals and Annuity Payments.
Repetitive withdrawals are withdrawals that are equal or substantially equal and are expected to deplete the Contract
Value over your life expectancy or the joint life expectancies of you and your joint Owner (or, if applicable, you and your
Beneficiary).
However, if you take additional withdrawals or otherwise modify or stop the repetitive withdrawals, the repetitive withdrawals taken during the Contract Year will be included when determining whether more than the free withdrawal percentage of the Contract Value has been withdrawn.
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INDEXED ACCOUNT CHARGE
The Indexed Account Charge, if applicable, is an amount deducted from the Indexed Account for each Interest Term.
Not all Indexed Accounts have an Indexed Account Charge. The Indexed Account Charge rate is shown in the Indexed
Account endorsement(s) attached to this Contract.
The amount of the Indexed Account Charge is calculated at the beginning of each Interest Term and is equal to the
Base Value of the Indexed Account multiplied by the Indexed Account Charge rate and further multiplied by the number of years in the Interest Term. The Indexed Account Charge is deducted from the Indexed Account at the end of the Interest Term.
During the Interest Term, other than on the first day, the amount of the Indexed Account Charge is subtracted from the Interim Value to arrive at the Indexed Account Value. If you make a full withdrawal from an Indexed Account with an Indexed Account Charge during the Interest Term, the amount of the charge is deducted at the time of the withdrawal. The amount of the charge deducted is the amount of the charge for the full Interest Term. The charge amount is not pro-rated for a portion of the Interest Term.
If you make a partial withdrawal from an Indexed Account with an Indexed Account Charge during the Interest Term, the amount of the Indexed Account Charge attributable to the withdrawn account value is deducted at the time of the partial withdrawal and the Indexed Account Charge is adjusted proportionally by the percentage that the partial withdrawal reduced the Indexed Account Value. This reduced Indexed Account Charge amount is deducted from the
Indexed Account on the last day of the Interest Term after Indexed Interest, if any, is credited.
You may request a withdrawal from an Indexed Account with an Indexed Account Charge during the Surrender
Charge period that qualifies for a waiver of Surrender Charges. If this withdrawal will not be assessed a Surrender
Charge the waiver does not extend to the Indexed Account Charge. The Indexed Account Charge is assessed in the same way as explained above for either a full or partial withdrawal.
The Indexed Account Charge is not refunded regardless of the amount of Indexed Interest, positive or negative, credited to the Indexed Account.
MINIMUM VALUES
Payments from the Contract are subject to minimum amounts required by the applicable standards of the Interstate
Insurance Product Regulation Commission (IIPRC). These minimum amounts only apply to annuitization of the Contract
Value, payment of the Death Benefit upon death of the Owner, or the Cash Surrender Value applicable upon full surrender of the Contract. If necessary to meet these minimums, charges will be waived.
Annuitization benefits will not be less than those that would be provided by the application of the Cash Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by the company at the time to the same class of annuitants if the company offers a single consideration annuity contract at the time to the same class of annuitants.
Payments from Indexed Accounts will not be less than the minimum that is required by the Section 7 of the Model Variable
Annuity Regulation, model #250, not including Section 7B.
Payments from the Fixed Account are subject to minimum amounts required by Section 7B of the Model Variable Annuity
Regulation, model #250, using a nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in the law of the state in which the Contract is delivered. The nonforfeiture rate will be equal to the guaranteed minimum interest rate as described in the Fixed Account endorsement.
INCOME OR OTHER TAXES
Currently we do not pay income or other taxes on the interest credited to your Contract. If we ever incur such taxes, we reserve the right to deduct them from your Contract.
ANNUITY PAYMENTS
ANNUITIZATION AGE
You must choose to receive a lump sum or start the Income Phase no later than the maximum annuitization age shown on your Contract data page.
INCOME PHASE
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You may start the Income Phase any time after the first Contract Anniversary. To start the Income Phase, you must notify us in writing at least 30 days prior to the date that Annuity Payments are to begin. Annuity Payments will be made under one of the annuity options described in this Contract or another annuity option that you want and that we agree to provide. We reserve the right to change the payment frequency if payment amounts would be less than
$250. If your Contract Value is equal to or less than $2,000, or insufficient to provide a payment of $20 a month, then we may terminate the Contract and pay you in a lump sum.
Switching to the Income Phase is irrevocable. Once Annuity Payments begin, you cannot switch back to the
Accumulation Phase, change or add an Annuitant, or change the annuity option.
Annuity Options
During the Income Phase, the Payee (you or someone you choose) receives monthly, quarterly, semi-annual or annual Annuity Payments beginning on the Annuity Date. Annuity payment options based on a life ensure that the
Annuitant cannot outlive the Annuity Payments. The duration of the Annuitant(s) life/lives determines how long payments continue under the following options:
Life Annuity
The Payee receives Annuity Payments as long as the Annuitant is living. Annuity Payments stop when the Annuitant dies.
Life Annuity with Guaranteed Period
The Payee receives Annuity Payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by you and agreed to by us. If the Annuitant dies before the end of the guaranteed period, the remaining payments due during the guaranteed period will be made to the Payee designated by the Owner. Annuity
Payments stop on the later of the date the Annuitant dies or the date the guaranteed period ends.
Joint and Survivor Life Annuity
The Payee receives Annuity Payments as long as the Annuitant is living. After the Annuitant dies, the Payee receives a specified percentage of each Annuity Payment as long as the joint Annuitant is living. You name the
Payee and payment percentage at the time you elect this option. Annuity Payments stop on the later of the date the
Annuitant dies or the date the joint Annuitant dies.
Joint and Survivor Life Annuity with Guaranteed Period
The Payee receives Annuity Payments for the longer of the Annuitant’s life, joint Annuitant’s life or a guaranteed period. The full Annuity Payment will be paid until the end of the guaranteed period. If the Annuitant is alive when the guaranteed period ends, the full Annuity Payment will continue to be paid. If one Annuitant dies, and the guaranteed period has ended, a percentage of the Annuity Payment amount will continue to be paid to the Payee as long as the surviving Annuitant is alive. You name the joint Annuitant and payment percentage at the time you elect this option.
The guaranteed period must be for a period of five or more years as selected by you and agreed to by us. If both
Annuitants die and the guaranteed period has ended, the Annuity Payments stop.
Automatic Option
If you do not choose an annuity option at least 30 days before the latest Annuity Date allowed under the Contract, we will make Annuity Payments under the Life Annuity with guaranteed period annuity option. The guaranteed period will be equal to 10 years, unless a shorter period is otherwise required under the Internal Revenue Code of 1986, as amended.
CALCULATION OF ANNUITY PAYMENTS
For all annuity options the amount of each Annuity Payment will never be less than the amount calculated by applying the Contract Value to the annuity payments table shown on your Contract data page. If taxes are required, these taxes will be deducted before the Annuity Payments are calculated.
DEATH BENEFIT
DEATH BENEFIT PROVISIONS
The following Death Benefit provisions and the Contract shall in all events, be construed in a manner consistent with
Section 72(s) of the Internal Revenue Code of 1986, as amended.
Death Benefit
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The Death Benefit is equal to the greater of (a) the Contract Value; or (b) the Purchase Payment reduced proportionally by the percentage reduction in the Indexed Account Value(s) and the Fixed Account Value for each partial withdrawal, including the impact of any Surrender Charge. The Death Benefit is determined on the day we receive proof of death. After the Annuitant has reached the maximum annuitization age shown on the Contract data page the Death Benefit is no longer applicable.
If the Contract is assigned or you designate someone else as Owner, the Death Benefit will be adjusted to equal the
Contract Value as of the date of the assignment or ownership change. If the death of the original Owner precedes the death of the new Owner and the Purchase Payment exceeds the Contract Value as of the date we receive proof of the original Owner’s death, the difference between the Purchase Payment, reduced proportionally for partial withdrawals, and the Contract Value will be added to the Fixed Account on this date.
DEATH OF ANNUITANT Prior To The Annuity Date
If the Annuitant is not an Owner and the Annuitant dies before the Annuity Date, you must designate a new
Annuitant. If no designation is made within 30 days after we are notified of the death of the Annuitant(s), the oldest
Owner named on the application unless subsequently changed will become the Annuitant.
DEATH OF OWNER Prior To The Annuity Date
If any Owner dies before the Annuity Date, we will pay the Death Benefit to the:
•surviving Owner; or if none, then
•surviving primary Beneficiary(ies); or if none, then
•surviving contingent Beneficiary(ies); or if none, then
•the estate of the last Owner to die.
If the Contract is owned by a non-natural person, the death of any Annuitant will be treated as the death of the Owner.
For a Contract owned by a non-natural Owner, upon the death of the Annuitant before the Annuity Date, the death benefit is payable to the following:
•surviving primary Beneficiary(ies); or if none, then
•surviving contingent Beneficiary(ies); or if none, then
•the non-natural Owner.
If the sole surviving Owner or sole primary Beneficiary is your spouse, your spouse may elect to become the new
Owner and continue the Contract. If your spouse chooses to continue the Contract, any remaining Surrender Charge
Period and any MVA, if applicable, will be waived. If your spouse chooses to continue the Contract and if the Death
Benefit exceeds the Contract Value, we will adjust the Contract Value to equal the Death Benefit as of the date we receive proof of death. The spousal continuation option may only be used once.
Payment of Death Benefit
To pay the Death Benefit, we require proof of death. Proof of death is a certified copy of a death certificate plus written direction from at least one eligible recipient of the death benefit proceeds regarding how to pay the death benefit payment. If the Death Benefit is payable to an Owner’s estate, we will pay it in a single payment.
The Death Benefit may be paid as:
•a lump sum payment or series of withdrawals that are completed within five years from the date of death; or
•Annuity Payments made over a person’s life or life expectancy. The life expectancy election must be made within 60 days from our receipt of proof of death. Annuity Payments must begin within one year from the date of death. Once Annuity Payments begin, they cannot be changed.
If a person entitled to receive the Death Benefit dies before the Death Benefit is distributed, we will pay the Death
Benefit to that person’s named Beneficiary or, if none, to that person’s estate.
Interest on Death Benefit
The Contract shall remain in force until the date that due proof of death is received by the Company. We will pay interest on the death benefit amount from the eighth day following the date we receive proof of death until the date of payment at a rate equal to the rate established in the Contract for funds left on deposit. The Company will pay additional interest at an annual rate of 10% starting 31 calendar days following the latest to occur of number 1, 2, or 3, below, until the date the death benefit is paid:
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1.The date we receive proof of death;
2.The date we receive sufficient information to determine our liability, the extent of the liability, and the person(s) entitled to the death benefit; or
3.The date that legal impediments to payment of the death benefit that depend on actions of parties other than us are resolved and sufficient evidence is provided to us. (Examples of such legal impediments include: (a)
the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) submission of information necessary to satisfy state and federal reporting requirements.)
DEATH OF ANNUITANT On Or After The Annuity Date
If the Annuitant is not the Owner and dies on or after the Annuity Date, then we will continue paying any remaining
Annuity Payments to the Payee designated by the Owner.
DEATH OF OWNER On Or After The Annuity Date
If the Owner dies on or after the Annuity Date, then any amounts paid after the death of the Owner will depend on which annuity option was selected. If the Owner dies while Annuity Payments are being paid under an option based on a life, we will pay any remaining Annuity Payments in accordance with that option. We will pay remaining Annuity
Payments at least as rapidly as under the annuity option then in effect. The person or entity with the right to receive the Death Benefit or change the Payee for remaining Annuity Payments is determined as follows:
•the surviving Owner; or if none, then
•the surviving primary Beneficiary(ies); or if none, then
•the surviving contingent Beneficiary(ies); or if none, then
•the estate of the last Owner to die.
GENERAL PROVISIONS
ACCOUNT STATEMENTS
At least once each calendar year during the Accumulation Phase, without charge, the Company will send you a report showing the following items as of the end of the report period:
•The beginning date and ending date of the current report period;
•the Contract Value, Indexed Account Values (which include the Interim Value) and Fixed Account Value, if any, as
of the beginning of the current report period and the end of the current report period;
•the amounts that have been credited or debited to the Contract Value during the current report period;
•any applicable Surrender Charge and MVA;
•the current Cash Surrender Value, if any, as of the end of the current report period;
•any rider or endorsement charges and any withdrawals; and
•any transactions and any other information required by state or federal law.
Each statement will show information as of a date not more than four months prior to the mailing date. The Owner may request additional statements at no charge.
ASSIGNMENT OF BENEFITS
To the extent allowed by applicable law, we reserve the right to refuse our consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulations. You may request to assign or transfer your rights under the Contract by sending us a signed and dated request. We will not be bound by an assignment until we acknowledge it.
If your Contract is assigned, the Death Benefit will be adjusted to equal the Contract Value as of the date of the assignment; thereafter, the Death Benefit will equal the Contract Value on the date we receive due proof of death.
However, if the death of the original Owner precedes the death of the new Owner, and the Purchase Payment exceeds the Contract Value as of the date we receive proof of the original Owner’s death, the difference between the Purchase Payment, reduced proportionally for partial withdrawals, and the Contract Value will be added to the
Fixed Account on this date.
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Unless you specify otherwise, an assignment or transfer is effective as of the date you signed the notice of change, subject to any payments made or actions we may take prior to receipt of the notice. We are not responsible for the validity of any assignment or transfer. To the extent allowed by law, payments under the Contract are not subject to legal process for the claims of creditors.
COMMUNICATIONS
All written communications to you will be addressed to you at your last known address on file with Symetra Life.
All written communications to Symetra Life must be submitted to us at our Home Office.
CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION STANDARDS
The Contract was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and
issued under the IIPRC standards. Any provision of the Contract that on the provision’s effective date is in conflict with the applicable IIPRC standards for this product type in effect as of the provision’s effective date of Commission contract approval is hereby amended to conform to the IIPRC standards in effect as of the provision’s effective date of
Commission contract approval.
CONTRACT AMENDMENTS
We may unilaterally amend the provisions of the Contract as required to conform to any federal law that affects the
Contract. Only an authorized officer of Symetra Life may change the Contract. Any change must be in writing. We reserve the right to change the provisions of the Contract to conform to changes in any applicable provisions or requirements of the Internal Revenue Code.
ENTIRE CONTRACT
The Contract, Contract data page, and application, as may be amended, and any riders and endorsements are the entire Contract.
ESSENTIAL DATA
You and each person entitled to receive benefits under the Contract must provide us with any information we need to administer the Contract. We are entitled to rely exclusively on the completeness and accuracy of data furnished by you, and we will not be liable with respect to any omission or inaccuracy.
EVIDENCE OF SURVIVAL
When any payments under the Contract depend upon any person(s) being alive on a given date, we may require satisfactory proof that the person is living before making such payments.
INCONTESTABILITY
The Contract and any rider(s) or endorsement(s) presently attached to the Contract are incontestable as to the material facts of the application for the Contract and to the representations of the Owner after such Contract has been in force during the lifetime of the Owner for two years from the Contract Date.
If any rider or endorsement subsequently attached to the Contract provides supplemental benefits that the Owner applied for after the Contract was issued, such rider or endorsement is incontestable as to the material facts of the application for the supplemental benefit and to the representations of the Owner after such rider or endorsement has been in force during the lifetime of the Owner for two years from its date of issue.
Coverage may be contested on a statement contained in an application made a part of the Contract except on the basis of age and sex. The statement on which the contest is based shall be material to the risk accepted or the hazard assumed by us.
JURISDICTION
In the event of a dispute, a legal cause of action related to the Contract shall comply with the laws of the state where the
Contract was delivered or issued for delivery.
MISSTATEMENT OF AGE OR SEX
We may require satisfactory proof of age or sex at any time. If Annuity Payments are based on life or life expectancy and the age or sex of any Annuitant(s) has/have been misstated, Annuity Payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will credit interest on underpayments at a rate of 0.1%
and charge interest on overpayments at a rate of 0.0%.
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NONPARTICIPATION
The Contract is nonparticipating, which means it will not share in any distribution of profits, losses, or surplus of
Symetra Life.
SEPARATE ACCOUNT
The portion of the Purchase Payment that is not allocated to the Fixed Account is invested in the Separate Account shown on the Contract data page. The Separate Account is established pursuant to the laws of the state of Iowa. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account. You do not share in the investment performance of assets allocated to the Separate Account. All investment income, gains and losses, whether or not realized, from assets allocated to the Separate Account are borne by the Company. The obligations under this Contract are independent of the investment performance of the
Separate Account and are the obligations of the Company. We will maintain in the Separate Account assets with an aggregate value at least equal to the Contract reserves. If the aggregate value of such assets should fall below such amount, the Company will transfer assets into the Separate Account so that the value of the Separate Account’s assets is at least equal to such amount. Assets supporting reserves for annuity benefits under such Contracts, in the course of payment, shall not be maintained in the Separate Account.
SUSPENSION OF PAYMENTS OR TRANSFERS
We may be required to suspend or delay the payment of Death Benefits and withdrawals, the calculation of Annuity
Payments, transfers or other transactions when we cannot calculate an Indexed Account Value under any of the following circumstances:
•the New York Stock Exchange is closed (other than customary weekend and holiday closings);
•the closing value of an Index is not published;
•trading on the New York Stock Exchange is restricted;
•The Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical; or
•during any other period when a regulator, by order, so permits.
If a value for an Index cannot be obtained on any day due to any of these circumstances, the value of the Index on that day will be assumed to be the value of the Index as of the next Business Day that the value is available. If the beginning day of an Interest Term falls on a Business Day for which we cannot obtain an Index Value, the beginning day of the Interest Term will not change.
SUSPENSION OF WITHDRAWALS
We retain the right to defer payment of withdrawals for a period of 6 months after receiving the request. No death benefit request will be deferred. We will submit a written request to the Insurance Commissioner in our state of domicile and wait for written approval prior to deferring any payment of cash value. We will notify you of the payment date and the reason for the delay.
TERMINATION OF CONTRACT
The Contract will terminate when we have completed all our duties and obligations under the Contract.
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[Symetra® and Symetra Trek DestinationsSM are registered service marks of Symetra Life Insurance Company.]